                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         COMPREHENSIVE CARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                (COMPCARE LOGO)

                                                                November 6, 2000

Dear Comprehensive Care Corporation Stockholder:

     On behalf of the Board of Directors and management of your Company, I cordially invite you to attend our Annual Meeting of Stockholders of Comprehensive Care Corporation (the "Company"), and any adjournments or postponements thereof, on Friday, December 15, 2000 at 9:00 a.m., Eastern Standard Time, at the principal executive offices of the Company, located at 4200 West Cypress Street, Suite 300, Tampa, Florida 33607.

     I hope that you will be able to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please sign and promptly return the enclosed proxy card in the return postage paid envelope provided.

     I look forward to seeing you at the Annual Meeting of Stockholders.

                                          Sincerely,

                                          /s/ MARY JANE JOHNSON
                                          -----------------------------------
                                          Mary Jane Johnson
                                          President, Chief Executive Officer,
                                          and Director

                         COMPREHENSIVE CARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD FRIDAY, DECEMBER 15, 2000

To the Stockholders of Comprehensive Care Corporation:

     Notice is hereby given that the 2000 Annual Meeting of Stockholders of Comprehensive Care Corporation (the "Company") will be held at the principal executive offices of the Company, located at 4200 West Cypress Street, Suite 300, Tampa, Florida 33607 on Friday, December 15, 2000 at 9:00 a.m. Eastern Standard Time, and any adjournments or postponements thereof for the following purposes:

          1. To elect one Class I director to serve until the year 2003 Annual Meeting of Stockholders and until his successor is elected and qualified; and

          2. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on October 31, 2000 are entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at the principal offices of the Company.

                                          By Order of the Board of Directors,

                                          /s/ CATHY J. WELCH
                                          -----------------------------------
                                          Cathy J. Welch
                                          Secretary

November 6, 2000

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ACCOMPANYING PROXY AND MAIL IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOUR PROMPT RESPONSE WILL SAVE THE EXPENSE OF A FOLLOW-UP MAILING.

                         COMPREHENSIVE CARE CORPORATION
                      4200 WEST CYPRESS STREET, SUITE 300
                              TAMPA, FLORIDA 33607
                                 (813) 876-5036

                             ---------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 15, 2000

                             ---------------------

     The Board of Directors of Comprehensive Care Corporation (the "Company") solicits your proxy for use at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, December 15, 2000 at 9:00 a.m., Eastern Standard Time, at the principal executive offices of the Company located at 4200 West Cypress Street, Suite 300, Tampa, Florida 33607 and any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being mailed on or about November 6, 2000. Following this mailing, certain officers and employees of the Company may solicit proxies by mail, telephone, telecopy, or in person, without additional compensation. Upon request, the Company will reimburse brokers, and other persons holding shares for others, for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of such shares. The Company will pay all solicitation costs, if any.

     The shares held by each person giving a proxy in the accompanying form will be voted at the meeting in accordance with any instructions specified in the proxy. If no instructions are specified, the shares will be voted; FOR the election as a Class I director of the nominee specified herein. A proxy may be revoked by the person giving it any time before its exercise by sending a written notice of such revocation or a later-dated proxy to the Secretary of the Company at the above address or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

     Only stockholders of record at the close of business on October 31, 2000 are entitled to notice of, and to vote at, the Annual Meeting. As of that date, 3,817,805 shares of common stock, $.01 par value per share ("Common Stock"), were outstanding and held of record by stockholders. Stockholders are entitled to one vote for each share of Common Stock held.

     The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock, or 1,908,903 votes, will constitute a quorum for the transaction of business at the Annual Meeting. Directors are elected by a plurality of the votes present, in person or by proxy, and entitled to vote. Approval of any other matter that may properly come before the Annual Meeting requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. Abstentions will therefore have the effect of negative votes with respect to any matter presented at the Annual Meeting, while broker non-votes will have no effect on any matter presented. If authority to vote for the nominee is withheld on a proxy card, no vote will be cast with respect to the shares represented thereby and the outcome of the election will not be affected.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information concerning the beneficial ownership of Common Stock by the directors of the Company, the executive officers named in the Summary Compensation Table included elsewhere herein, and all directors and executive officers as a group. Such information is given as of October 31, 2000, the record date. According to rules adopted by the Securities and Exchange Commission, a person is the "beneficial owner" of securities if he or she has, or shares, the power to vote such securities or to direct their investment. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL     PERCENT OF
NAME OF BENEFICIAL OWNER                                          OWNERSHIP         CLASS
------------------------                                      -----------------   ----------
Mary Jane Johnson(4)........................................       132,500            3.5%
Robert J. Landis(1).........................................       178,625            4.7%
Chriss W. Street(2)(3)......................................       110,260            2.9%
All executive officers and directors
  As a group (3 persons)....................................       421,385           11.1%

---------------

(1) Includes 500 shares held directly and 178,125 shares subject to options that are exercisable within 60 days of the October 31, 2000 record date.
(2) Mr. Street separated from the Company and resigned as Chairman of the Board of Directors effective January 14, 2000.
(3) Includes 10,760 shares held directly and 50,000 shares subject to options that are presently exercisable or exercisable within 60 days of the October 31, 2000 record date. Also includes 49,500 vested shares under a Restricted Stock Agreement over which the holder has the sole voting power.
(4) Shares subject to options that are exercisable within 60 days of the October 31, 2000 record date.

                 PROPOSAL 1 -- ELECTION OF ONE CLASS I DIRECTOR

     The Board of Directors comprises three classes of directors with staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for such class expires. Ms. Johnson is a Class I director whose term expires at the 2000 Annual Meeting. Mr. Landis is a Class III director whose term expires at the 2001 Annual Meeting. Mr. Street served as a Class II director until his separation from the Company on January 14, 2000. The Class II director seat remains vacant as of October 31, 2000, and will remain so until the Company has secured a suitable candidate who is willing to serve as a director of the Company. All current directors are employees of the Company and, therefore, do not receive any compensation for serving on the Board of Directors of the Company.

     It is the intention of the persons named as proxies to vote their proxies for the election of Mary Jane Johnson as a Class I director. Ms. Johnson is currently President and Chief Executive Officer, and has consented to continue to serve as a director if elected.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
                         FOR THE NOMINEE LISTED BELOW.

        CLASS I: NOMINEE FOR A THREE-YEAR TERM EXPIRING AT THE YEAR 2003
                         ANNUAL MEETING OF STOCKHOLDERS

     Mary Jane Johnson RN, MBA, (age 50) Ms. Johnson has been employed by the Company since August 1996 and was appointed Executive Vice President Clinical Operations in September 1997. In August 1998, Ms. Johnson was appointed to the position of Chief Executive Officer for the Company's principal subsidiary, Comprehensive Behavioral Care, Inc. In July 1999, Ms. Johnson was appointed to the position of Chief Operating Officer of Comprehensive Care Corporation. Beginning on April 23, 1999, Ms. Johnson is a Class I director whose term expires at the 2000 Annual Meeting. Effective January 14, 2000, Ms. Johnson was appointed to the position of President and Chief Executive Officer. Ms. Johnson served as Executive Director for Merit Behavioral Care from 1993 to 1996. Ms. Johnson, a Registered Professional Nurse, has a Bachelors Degree in Nursing from the State University of New York and a Masters Degree in Business Administration from Adelphi University.

                 FOLLOWING IS THE INCUMBENT DIRECTOR WHOSE TERM
                   IS NOT EXPIRING AT THE 2000 ANNUAL MEETING

     Robert J. Landis, CPA, MBA (age 41) Mr. Landis has served as Executive Vice President, Chief Financial Officer, and Treasurer since July 1998. Beginning on April 23, 1999, Mr. Landis is a Class III director whose term expires at the 2001 Annual Meeting. Effective January 14, 2000, Mr. Landis was selected to serve as Chairman of the Board of Directors. Mr. Landis served as Treasurer of Maxicare Health Plans, Inc., a health maintenance organization, from November 1988 to July 1998. Mr. Landis, a Certified Public Accountant, received a Bachelors Degree in Business Administration from the University of Southern California and a Masters Degree in Business Administration from California State University at Northridge.

                   BOARD MEETINGS AND DIRECTORS' COMPENSATION

     During the fiscal year ended May 31, 2000, the Board of Directors of the Company held 11 meetings in person or by telephone. In addition, the Board of Directors took actions by written consent on 6 occasions. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which he served during his period of service.

     During Fiscal 2000, the Board of Directors was comprised entirely of persons who are officers or employees of the Company. No Board member received compensation for serving in such capacity during Fiscal 2000.

                                BOARD COMMITTEES

AUDIT COMMITTEE

     The Company does not currently have an Independent Audit Committee since only two directors comprise the entire Board of Directors, each of whom is an executive officer. The Company has been unable to attract suitable candidates to serve as independent directors, primarily due to the current financial condition of the Company.

     The Company has neither established an Audit Committee nor adopted a formal charter of the Audit Committee. The current Board of Directors functions as an audit committee, although the Board does not include any non-employee director.

     During the fiscal year ended May 31, 2000, the primary responsibility for overseeing the Company's financial statements and the inclusion of such financial statements in the filing of the Company's Form 10-K was held by the Board of Directors. Additionally, the Board members have reviewed and discussed the Company's Fiscal 2000 audited financial statements with the Company's management, discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1, and discussed with such independent accountant the independent accountant's independence.

     In performing its oversight function, the Board of Directors relied upon advice and information received in its discussions with the Company's management and independent auditors. Based in part on the review and discussions with management and the Company's independent auditors referred to above, the Board recommended that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2000 for filing with the Commission.

COMPENSATION COMMITTEE

     The Company does not currently have an Independent Compensation Committee since only two directors comprise the entire Board of Directors, each of whom is an executive officer. The Company has been unable to attract suitable candidates to serve as independent directors, primarily due to the current financial condition of the Company. For that reason, the members of the Board have discharged the functions of the Compensation Committee and have reviewed their own compensation. During Fiscal 2000, recommendations and administrative decisions regarding the compensation of the Company's executives were made by the Board of Directors, which is currently comprised entirely of persons who are officers and employees of the Company.

                        REPORT REGARDING COMPENSATION OF
                             EXECUTIVE OFFICERS OF
                         COMPREHENSIVE CARE CORPORATION

     The principle philosophies and goals regarding compensation of executive officers of the Company have remained unchanged since their development under the compensation committee while it was composed of non-employee directors. These philosophies and key components of executive compensation are discussed below.

OVERVIEW AND PHILOSOPHY

     The prior functioning Compensation Committee used a compensation program policy that would enable the Company to attract and retain outstanding executives in the healthcare industry that would assist the Company in meeting its long-range objectives, thereby serving the interests of the Company's stockholders. The prior functioning Committee's compensation-related decisions primarily involved awarding its executives base salaries designed to compensate those executives fairly and competitively. This objective has been continued by the current Board of Directors.

     The Committee approved compensation objectives and policy for all employees and determined compensation amounts, including cash compensation, incentive compensation, and stock option grants, for the Company's executive officers.

     The current Board, as was done in the past, reviewed both cash and non-cash compensation for each executive, and solicited and analyzed periodic reports from external consultants regarding the appropriateness of compensation levels and decisions. The Company's primary objective is to maximize stockholder value over time by developing a comprehensive business strategy coupled with general compensation policies and practices that are linked to and consistent with the Company's defined business strategy.

     The Company's overall pay philosophy is to provide rewards that (1) are linked to both Company performance and individual performance, (2) align employee interests with the interests of its stockholders, (3) are sufficient to attract and retain needed high-quality employees, and (4) provide a mix of cash and potential stock ownership tied to the long-term as well as immediate business strategy.

     During Fiscal 2000, the Board of Directors continued to assess and make decisions about the compensation of executive officers using the overall philosophy as outlined above.

EXECUTIVE OFFICER COMPENSATION

     The Board of Directors considered the following key principles used by the prior Compensation Committee in structuring compensation targets and packages of executive officers and key management are as follows:

     - Long-term and at risk focus so that a significant portion of executive pay is focused toward the long-term strategic objectives, with the realization of rewards only as an extension of stockholder interests.

     - Management development -- support of compensation opportunity structures to attract and retain individuals who can maximize the creation of stockholder value, and motivate employees to attain Company and individual objectives.

     - Equity at risk -- linking of corporate performance and individual rewards, to instill ownership.

     - Recognition of individual contributions as well as overall Company results toward identified business results.

     - Competitive position of both base salary and total compensation with the healthcare industry.

     The Committee used these principles to review and approve appropriate changes of compensation policy and packages. During Fiscal 2000, the Board of Directors continued to use these same principles to review and approve appropriate changes of compensation policy and packages, though not at an arms-length basis, when it came to the two sole directors reviewing their own compensation.

COMPONENTS OF EXECUTIVE COMPENSATION

     The components of executive compensation at the Company include (1) base salaries, (2) annual incentive bonuses, (3) incentives, and (4) other broad-based compensation plans.

BASE SALARIES

     The Company's executive officers receive base salaries as compensation for the skills, knowledge and experience that they bring to their positions. Base salaries paid to the Company's executive officers were established by the former Compensation Committee in conjunction with recommendations by the Company's senior management and are pursuant to individual employee agreements negotiated with each individual officer, and are not linked to Company or individual performance objectives. Base salaries are intended to be maintained at or slightly above the median range of salaries for similar positions at public companies that are in the same line of business as the Company and are of similar size. Such companies include those listed in the Comparable Company Index in the Performance Graph that appears below.

     Increases in base salary are intended to be annual as provided for in the individual employment agreements. From time to time, salary increases may be made to reflect changes in an executive's skills, knowledge and experience, increase in duties and responsibilities, and extraordinary demands on time during the preceding fiscal year. Aggregate growth is designed to be competitive with industry trends and reflective of the overall performance of the Company.

ANNUAL INCENTIVE BONUSES

     In the case of Ms. Johnson and Mr. Landis, annual bonuses (if any) are specific to their employment agreements. In the case of Ms. Johnson and Mr. Landis, the annual incentive bonus can be up to $75,000 and $60,000, respectively. Since the defined thresholds were not reached, no such incentive bonuses were paid during Fiscal 2000.

     In the case of all other key employees, the Company adopted an annual incentive bonus program for executive officers and key members of management that would increase total cash compensation based upon objective improvements of the Company's results of operations. At the start of each fiscal year, the executive management, in consultation with senior management, establishes target levels of corporate performance. This target is then translated to a threshold and maximum level of performance with a target opportunity for each executive officer based upon their level of responsibility, potential contribution of the success of the Company, and competitive practices. The target opportunity consists of both the Company's financial performance (net profit) and individual objectives tied to strategic project activity. The individual's actual award is determined at the end of the fiscal year based upon an assessment of both Company and individual performance. Participation is restricted to assistant vice president's and above. There were no amounts paid during Fiscal 2000 in connection with this program.

INCENTIVES

     Incentives are in the form of stock options granted at fair market value. Key management personnel are provided an initial grant at the time of hire or appointment and again reviewed annually for additional grants to provide additional incentives and to replenish vested and exercised shares. The Company provides long-term incentives to its executives through established programs designed to encourage executives to acquire and hold shares of Common Stock of the Company. The timing and number of options granted under the Company's stock option plan typically takes into account the Company's performance, the executive's perceived opportunity to contribute to such performance, and the total long-term compensation previously granted to each executive.

     In the case of Ms. Johnson and Mr. Landis, stock options are pursuant to their employment agreements.

FISCAL 2000 CHIEF EXECUTIVE OFFICER COMPENSATION

     Beginning on January 14, 2000, Ms. Johnson was appointed to the position of President and Chief Executive Officer of the Company. Ms. Johnson's appointment followed Mr. Street's separation from the Company on January 14, 2000.

     The Board believes that Ms. Johnson's compensation as Chief Executive Officer appropriately reflected her outstanding performance with the Company during Fiscal 2000 in face of the condition of the Company and challenges that she inherited upon accepting her appointment as Chief Executive Officer. Under Ms. Johnson's leadership, the Company completed an extensive restructuring that included the elimination of the Company's California administrative office and related executive and staff positions and, additionally, the centralization of certain contract management and clinical functions.

     In determining Ms. Johnson's base salary, annual bonuses and equity grants, the Board considered the Company's overall performance and Ms. Johnson's individual performance as characterized in the same measures described above for determining executive compensation. The Board also considered the compensation received by Chief Executive Officers of other healthcare companies, as well as incentives awarded to executives for superior performance.

     Ms. Johnson's Employment Agreement, which was effective July 2, 1999, provides for a salary at the rate of $175,000 per annum and includes a performance-based bonus of up to a target amount of $75,000 in connection with the Company's Annual Management Bonus Plan. In addition, Ms. Johnson is provided with an auto allowance of $200 per month as well as health insurance and other benefits and a policy of life insurance. Ms. Johnson's employment agreement provides that, in the event of a change in control of the Company as defined, Ms. Johnson will be paid a severance benefit equal to twelve (12) months base salary and the annual equivalent of her target incentive bonus.

     During Fiscal 2000, Chriss W. Street served as President and Chief Executive Officer of the Company until his separation from the Company on January 14, 2000.

     On September 14, 1998, the Company entered into an employment agreement with Mr. Chriss W. Street that had a term expiring on November 30, 2001. Mr. Street's employment agreement as amended provided for a salary at the rate of $300,000 per annum and included a performance based bonus of up to a target amount of $100,000 in connection with the Company's MBP Plan (defined below). In addition, Mr. Street was provided with health insurance and other benefits and a policy of life insurance. He also received an auto allowance of $600 per month and reimbursement for expenses incurred on behalf of the Company and in connection with the performance of his duties. The agreement provided that the Company procures Directors and Officers Liability Insurance in an amount not less than $1.0 million. Mr. Street's employment agreement provided that in the event of a change of control of the Company as defined, Mr. Street would be paid a severance benefit equal to the greater of (i) the balance of his base salary for the remainder of the unexpired term of his agreement or (ii) two times the sum of Mr. Street's then prevailing base salary. Effective January 14, 2000, Mr. Street separated from the Company and resigned as Chairman of the Board of Directors. Mr. Street's compensation during Fiscal 2000 included separation pay of $760,000 and a $4,800 car allowance in accordance with Mr. Street's employment agreement. Mr. Street was also paid $28,846 for accrued vacation as of Mr. Street's January 14, 2000 separation date.

STAY BONUSES AND CHANGE IN CONTROL PROVISION

     Subsequent to the resignations in Fiscal 1999 of the former non-employee directors, and in an effort to hold the management team together for the benefit of the Company and it's shareholders, the Board awarded stay bonuses to Mr. Street, Ms. Johnson, and Mr. Landis in amounts not to exceed the greater of:
$225,000 or 75% of the current base salary, $150,000 or 85% of the current base salary, and $125,000 or 83% of the current base salary, respectively, not payable unless each remains employed by the Company through December 31, 2000. In addition, provision was made for certain payments in the event of any "change of control".

     On May 24, 1999, the Board adopted a resolution to further clarify change in control. On July 2, 1999, in light of contract developments, the Board of Directors adopted several resolutions affecting the retention of the executive officers of the Company. Included in these resolutions were additional stock option grants, a stay bonus retention program, and a revision in the calculation to determine annual bonuses.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

     Pursuant to the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1.0 million per executive officer. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1.0 million base. The Board of Directors has determined that no portion of anticipated compensation payable to any executive officer in 2000 would be non-deductible. The Board of Directors will continue to address this issue when formulating compensation arrangements for executive officers, but believes that the deductibility of officer compensation in excess of the $1.0 million threshold is not likely to be an issue for the Company to address in the foreseeable future.

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     During Fiscal 2000, recommendations and administrative decisions regarding the compensation of the Company's executives were made by the Board of Directors, which was comprised entirely of persons who are officers or employees of the Company.

                               PERFORMANCE GRAPH

     The following is a line graph comparing the Company's total stockholder returns to those of the NASDAQ Health Services Index and a Comparable Company Index (including the Company, PMR Corporation, Magellan Health Services, and Horizon Health Corp.) for each year in the period from June 1, 1995 and ended May 31, 2000. Effective February 23, 1999, the Company's Common Stock is traded on the Over The Counter Bulletin Board and, accordingly, the Company has selected the NASDAQ Health Services Index as an appropriate index for this graph. Total return values were calculated based on cumulative total return, assuming the value of the investment in the Company's Common Stock, and in each index, was $100 and that all dividends were reinvested.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                     AMONG COMPREHENSIVE CARE CORPORATION,
              COMPARABLE COMPANY INDEX, AND NASDAQ HEALTH SERVICES
                                     INDEX

                     ASSUMES $100 INVESTED ON JUNE 1, 1995
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING MAY 31, 2000

                                    1995            MAY 1996         MAY 1997           MAY 1998          MAY 1999
                                   ------           --------         --------           --------          --------
Comprehensive Care Corp.           100.00            129.82            196.49            142.11              7.02
Comparable Co. Index               100.00            147.49            171.88            165.83             52.48
NASDAQ Health Services Index       100.00            164.73            136.89            140.44            120.69

                                  May 2000
                                  --------
Comprehensive Care Corp.             2.85
Comparable Co. Index                19.70
NASDAQ Health Services Index        95.33

ITEM 11.  EXECUTIVE COMPENSATION

     This section discloses the compensation earned by the Company's Chief Executive Officer and its other executive officers whose total salary and bonus for Fiscal 2000 exceed $100,000 (together, these persons are sometimes referred to as the "named executives").

                     TABLE I -- SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                 -----------------------------------------------------   ------------------------
                                                                            RESTRICTED    SECURITIES    LONG-TERM
                                                             OTHER ANNUAL     STOCK       UNDERLYING    INCENTIVE    ALL OTHER
                                 FISCAL  SALARY     BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARs    PAYOUTS    COMPENSATION
NAME AND POSITION                 YEAR     ($)       ($)         ($)           ($)           (#)           ($)          ($)
-----------------                ------  -------    ------   ------------   ----------   ------------   ---------   ------------
Mary Jane Johnson..............   2000   175,000        --       1,400(4)         --       150,000            --        1,323(5)
  President(1,2), Chief,          1999   146,930    50,000          --            --        20,000            --        1,051(5)
  Executive Officer(1,2),         1998   110,040    20,000          --            --        37,000            --        1,012(5)
  and Director(1,2)
Robert Landis..................   2000   159,141        --       3,000(7)         --       150,000            --          613(5)
  Chairman of the Board of        1999   139,408(6) 45,000      32,967(8)         --       153,125(9)         --        1,200(5)
  Directors(1,2), Chief           1998        --(6)     --          --            --            --            --           --
  Financial Officer(1,2), and
  Treasurer(1,2)
Chriss W. Street...............   2000   190,385        --     793,646(10)        --       325,000(14)        --          884(5)
  Chairman of the Board of        1999   300,861    80,000       5,831(11)        --       217,501(12)        --          906(5)
  Directors(3), President(3)      1998   264,263        --       6,000(11)        --       120,000(13)        --       76,998(15)
  and Chief Executive
  Officer(3)

---------------

 (1) Comprehensive Care Corporation.
 (2) Comprehensive Behavioral Care, Inc., Principal Subsidiary of the Company.
 (3) Mr. Street separated from the Company and resigned as Chairman of the Board of Directors effective January 14, 2000.
 (4) Represents a car allowance in accordance to Ms. Johnson's employment agreement.
 (5) Represents amounts contributed by the Company to the indicated person's 401(k) Plan Account.
 (6) Mr. Landis was employed by the Company on July 2, 1998.
 (7) Represents compensation expense for personal use mileage.
 (8) Represents moving expenses paid to Mr. Landis.
 (9) Includes 87,500 options issued at $10.00 per share that were cancelled and repriced at $4.00 per share on December 14, 1998.
(10) Includes separation pay of $760,000 and a $4,800 car allowance in accordance with Mr. Street's employment agreement. Also includes payment for accrued vacation, in the amount of $28,846 as of Mr. Street's January 14, 2000 separation date.
(11) Represents a car allowance paid by the Company and in accordance with Mr. Street's employment agreement.
(12) Includes 100,000 of options issued at $6.00 per share that were cancelled and repriced at $4.00 per share on December 14, 1998.
(13) In September 1995, the Board of Directors granted and issued to its President and Chief Executive Officer 100,000 Restricted Shares of its Common Stock, $0.01 par value. The Restricted Shares are subject to vesting at the rate of 5,000 Restricted Shares over a 20-year period. The vesting is subject to acceleration upon the occurrence of certain events as described below. As of May 31, 1998, 49,500 Restricted Shares were vested and 50,500 were unvested, with the holder having sole voting power. On December 16, 1998, the Company, with the consent of Mr. Street, terminated a grant of the remaining unvested shares originally granted in September 1995. Coincident with this transaction the Company implemented a new program to grant Mr. Street 120,000 options of Common Stock at a price of $6.6875. The options are fully vested, non-incentive stock options, exercisable on and after June 17, 1999, and through December 19, 2002, regardless of whether Mr. Street's employment with the Company continues through that date. In accordance with the terms of Mr. Street's separation agreement, these options were cancelled effective January 14, 2000.

(14) Includes 62,500 options that were forfeited and 62,500 options that were cancelled effective with Mr. Street's January 14, 2000 termination date.
(15) Represents $75,873 of a one-time bonus for taxes payable due to the acceleration of Restricted Shares and $1,125 in amounts contributed to Mr. Street's 401(k) Plan Account.

                    TABLE II -- OPTIONS HELD AT MAY 31, 2000

     The following tables present information regarding the number of unexercised options held by the Company's named executives at May 31, 2000. There were no options exercised by the Company's named executives during Fiscal 2000. No stock appreciation rights were granted or held by such persons during Fiscal 2000.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                      NUMBER OF     PERCENT OF TOTAL
                                      SECURITIES      OPTIONS/SARs     EXERCISE
                                      UNDERLYING       GRANTED TO       OR BASE                 GRANT DATE
                                     OPTIONS/SARs     EMPLOYEES IN       PRICE     EXPIRATION    PRESENT
NAME                                 GRANTED (#)      FISCAL YEAR      ($/SHARE)      DATE        VALUE
----                                 ------------   ----------------   ---------   ----------   ----------
Mary Jane Johnson..................     75,000             8.4%         $0.5625    07/06/2009     $0.37
                                        75,000             8.4%         $0.2656    01/14/2010     $0.17
Robert J. Landis...................     75,000             8.4%         $0.5625    07/06/2009     $0.37
                                        75,000             8.4%         $0.2656    01/14/2010     $0.17
Chriss W. Street(1)................    125,000(2)         13.9%         $0.5625    07/06/2009     $0.11
                                       100,000            11.2%         $0.5625    01/14/2010     $0.09
                                       100,000(3)         11.2%         $0.5625    01/14/2010     $0.18

---------------

(1) Mr. Street separated from the Company and resigned as Chairman of the Board of Directors effective January 14, 2000.
(2) Includes 62,500 options that were forfeited and 62,500 options that were cancelled effective with Mr. Street's January 14, 2000 termination date.
(3) Options are contingent upon the Company's success in reducing its existing obligations to the Internal Revenue Service, with respect to both principal and accrued interest, by an amount which is not less than 50% of the obligation that existed at January 14, 2000.

     The present value as of the date of grant, calculated using the Black-Scholes method is based on assumptions about future interest rates, stock price volatility and dividend yield. There is no assurance that these assumptions will prove to be true in the future. The actual value, if any, that may be realized by each individual will depend upon the market price of the Common Stock on the date of exercise.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                  AND AGGREGATED FISCAL YEAR-END OPTION VALUE

                                                                          NUMBER OF
                                                                         SECURITIES         VALUE OF
                                                                         UNDERLYING        UNEXERCISED
                                                                         UNEXERCISED      IN-THE-MONEY
                                                SHARES                 OPTIONS/SARs AT   OPTIONS/SARs AT
                                              ACQUIRED ON    VALUE       FY END (#)        FY END ($)
                                               EXERCISE     REALIZED    EXERCISABLE/      EXERCISABLE/
NAME                                              (#)         ($)       UNEXERCISABLE     UNEXERCISABLE
----                                          -----------   --------   ---------------   ---------------
Mary Jane Johnson...........................       --          --       47,500/122,500         0/0
Robert J. Landis............................       --          --      103,125/112,500         0/0
Chriss W. Street(1).........................       --          --            0/200,000         0/0

---------------

(1) Mr. Street separated from the Company and resigned as Chairman of the Board of Directors effective January 14, 2000.

EMPLOYMENT AGREEMENTS WITH EXECUTIVES

     On July 2, 1999, the Company entered into an employment agreement with Ms. Johnson. Ms. Johnson's employment agreement provides for a salary at the rate of $175,000 per annum and includes a performance-based bonus of up to a target amount of $75,000 in connection with the Company's Annual Management Bonus Plan ("MBP Plan"). In addition, Ms. Johnson is provided with an auto allowance of $200 per month as well as health insurance and other benefits and a policy of life insurance. Ms. Johnson's employment agreement provides that, in the event of a change in control of the Company as defined, Ms. Johnson will be paid a severance benefit equal to twelve (12) months base salary, together with her incentive bonus.

     On September 14, 1998, the Company entered into an employment agreement with Mr. Landis. Mr. Landis' employment agreement as amended provides for a salary at the rate of $175,000 per annum and a performance-based bonus of up to a target amount of $60,000 in connection with the Company's MBP Plan. In addition, Mr. Landis is provided with health insurance and other benefits and a policy of life insurance. Mr. Landis' employment agreement provides that, in the event of a change in control of the Company as defined, Mr. Landis will be paid a severance benefit equal to the greater of (i) the balance of his base salary for the remainder of the unexpired term of his agreement or (ii) twelve (12) months base salary, together with his incentive bonus.

     On September 14, 1998, the Company entered into an employment agreement with Mr. Street that had a term expiring on November 30, 2001. Mr. Street's employment agreement as amended provided for a salary at the rate of $300,000 per annum and included a performance based bonus of up to a target amount of $100,000 in connection with the Company's MBP Plan. In addition, Mr. Street was provided with health insurance and other benefits and a policy of life insurance. He also received an auto allowance of $600 per month and reimbursement for expenses incurred on behalf of the Company and in connection with the performance of his duties. The agreement provided that the Company procures Directors and Officers Liability Insurance in an amount not less than $1.0 million. Mr. Street's employment agreement provided that in the event of a change of control of the Company as defined, Mr. Street will be paid a severance benefit equal to the greater of (i) the balance of his base salary for the remainder of the unexpired term of his agreement or (ii) two times the sum of Mr. Street's then prevailing base salary. Effective January 14, 2000, Mr. Street separated from the Company and resigned as Chairman of the Board of Directors.

     Effective July 2, 1999, Mr. Landis and Ms. Johnson are each eligible to receive a retention bonus in connection with the Company's Stay Bonus Retention Pool program, provided that he or she continues as an active employee through December 31, 2000.

INDEMNIFICATION AGREEMENT

     In connection with the Company's indemnification program for executive officers and directors, Ms. Johnson and Mr. Landis, as well as nine former directors and nine former executive officers, are entitled to indemnification and are beneficiaries of the officers and directors indemnification trust (as defined below).

     Upon written demand for payment by the person designated in the Trust Agreement as Beneficiary Representative accompanied by a "Notice of Qualification" (as defined below), the Trustee shall pay the person designated in the Trust Agreement ("Underwriter") to administer the payments to the accounts of Indemnitees an amount not greater than the balance, if any, of the specified bookkeeping account ("Account") recorded by the Trustee for each Indemnitee. A "Notice of Qualification" is a written statement by the Beneficiary Representative which (i) states the date and action on which the policyholder is obligated to Indemnitee(s) under the terms of the Indemnification Agreement, (ii) certifies that, pursuant to the terms of the Indemnification Agreement, the Indemnitees are entitled to payment thereunder as a result of the investigation, claim, action, suit or proceeding, and (iii) states the amount of the payment to which the Underwriter is entitled. Upon the receipt of a demand, the Trustee shall promptly inform the Company of such receipt, by courier delivery to the Company, of written notice thereof. Subject to any contrary order issued by a court of competent jurisdiction, a payment made pursuant to this Section may be made without the approval or direction of the Company, and shall be made despite any direction to the contrary by the Company. Prior to the time amounts are to be paid to the Underwriter or his designee from the Trust Fund as described above, Indemnitees have no preferred claim or beneficial ownership interest in trust funds, and their rights are merely unsecured contractual rights.

     The Company considers it desirable to provide each Indemnitee with specified assurances that the Company can and will honor the Company's obligations under the Indemnification Agreements, including a policy of insurance to provide for directors and officers liability coverage.

                               STOCK OPTION PLANS

1995 INCENTIVE PLAN

     The Company has a 1995 Incentive Plan (the "1995 Plan"). The 1995 Plan provides for the granting of options to eligible employees and consultants to the Company. Options granted as incentive stock options, stock rights, stock appreciation rights, limited stock appreciation rights and restricted stock grants under the 1995 Plan may qualify as Incentive Stock Options ("ISOs") under
Section 422A of the Internal Revenue Code. Options for ISOs may be granted for terms of up to ten years and are generally exercisable in cumulative increments of either 33% each year or 50% each six months. Options for Non-statutory Stock Options ("NSOs") may be granted for terms of up to 13 years. The exercise price for ISOs must equal or exceed the fair market value of the shares on the date of grant, and 65% in the case of other options. The 1995 Plan also provides for the full vesting of all outstanding options under certain change of control events. The maximum number of shares authorized for issuance under the 1995 Plan is 1,000,000. As of May 31, 2000, there were 867,175 options outstanding, and of these options, 224,525 options were exercisable under the 1995 Plan.

     In September 1995, the Board of Directors granted and issued to its former President and Chief Executive Officer ("CEO"), 100,000 Restricted Shares of its Common Stock, $0.01 par value. Such grant of Restricted Shares was issued from the Company's 1995 Incentive Plan and was ratified by the stockholders at the 1995 Annual Meeting. On December 19, 1997, the Company, with the consent of the CEO, terminated a grant of the 50,500 remaining unvested shares of Company common stock originally granted in September 1995. Coincident with this transaction, the Company implemented a new program to grant the CEO 120,000 options of common stock at a price of $6.6875 (fair value on the date of grant). These options are fully vested, non-incentive stock options, exercisable on and after June 17, 1998 and through December 19, 2002, regardless of whether the CEO's employment with the Company continues through that date. In accordance with the terms of the CEO's separation agreement, these options were cancelled effective January 14, 2000.

     On November 17, 1998, the Company's Board of Directors approved the re-pricing of stock option grants to employees below the level of executive officers, subject to each employee returning his or her old options for cancellation. The cancelled options were replaced by an equivalent number of new options at an exercise price equal to the November 30, 1998 closing price of $3.5625.

     On December 14, 1998, the Company's Board of Directors approved the re-pricing of stock option grants for executive officers, subject to each Executive Officer returning his or her old options for cancellation. For every two options cancelled under the 1988 Incentive Stock Option and Non-statutory Stock Option Plans, one option was reissued under the 1995 Incentive Stock Option Plan. For every four options cancelled under the 1995 Incentive Stock Option Plan, three new options were reissued. All reissued options are subject to the provisions of the 1995 Plan, including vesting in accordance with the Company's vesting policy. The exercise price of the reissued options equals the December 14, 1998 closing price of $4.00.

NON-EMPLOYEE DIRECTOR PLAN

     The Company has a non-qualified stock option plan for its outside directors (the "Directors' Plan"). Each non-qualified stock option is exercisable at a price equal to the Common Stock's fair market value as of the date of grant. Initial grants vest annually in 25% increments beginning on the first anniversary of the date of grant, provided the individual is still a director on those dates. Annual grants will become 100% vested as of the first annual meeting of the Company's stockholders following the date of grant, provided the individual is still a director as of that date. An optionee who ceases to be a director shall forfeit that portion of the option attributable to such vesting dates on or after the date he or she ceases to be a director. The maximum number of shares authorized for issuance under the Directors' Plan is 250,000. As of May 31, 2000, the Company had no outside directors and there were no options outstanding to former directors.

                              CERTAIN TRANSACTIONS

     For information relating to Employment Agreements with executive officers, stock options, stay bonuses and other compensations, see "Report Regarding Compensation of Executive Officers of Comprehensive Care Corporation" and "Employment Agreements with Executive Officers."

                              INDEPENDENT AUDITORS

     Effective May 17, 1999, the Company engaged Richard A. Eisner & Company, LLP ("RAE") as independent accountants to audit its financial statements for the fiscal year ending May 31, 1999. RAE has performed the audits of the consolidated financial statements of the Company and its subsidiaries for the fiscal years ended May 31, 2000 and 1999. The May 1999 engagement of RAE was in lieu of Ernst & Young, LLP ("E&Y"), who was dismissed by the Company on May 17, 1999. E&Y had audited the Company's financial statements for the fiscal years ended May 31, 1998 and 1997, and with respect to which had included in its reports a "going concern" uncertainty and, for the fiscal year ended May 31, 1998, included an explanatory paragraph regarding the Company's change in the method used for estimating its claims liability.

     The Company has not, during its two fiscal years preceding the dismissal of E&Y or any subsequent interim period, had any dispute or disagreement with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the matter in their report.

     The engagement of RAE in lieu of E&Y was prompted by economic considerations and was approved by the Board of Directors of the Company.

                                 ANNUAL REPORT

     The 2000 Annual Report to Stockholders, including consolidated financial statements for the fiscal year ended May 31, 2000 and the Company's annual report on Form 10-K (without exhibits thereto), has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to the Secretary of the Company, 4200 West Cypress Street, Suite 300, Tampa, Florida 33607.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the 2000 Annual Meeting. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment pursuant to the discretionary authority given them in the proxy.

               STOCKHOLDER PROPOSALS FOR YEAR 2001 ANNUAL MEETING

     Stockholder proposals to be submitted for inclusion in the year 2001 proxy materials and consideration at the year 2001 Annual Meeting of Stockholders must be received by the Company not later than July 4, 2001. Such proposals should be directed to the Secretary of the Company, 4200 West Cypress Street, Suite 300, Tampa, Florida 33607.

                                          By Order of the Board of Directors,

                                          /s/ CATHY J. WELCH
                                          -----------------------------------
                                          Cathy J. Welch
                                          Secretary

November 6, 2000
Tampa, Florida

                         COMPREHENSIVE CARE CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 15, 2000

    The undersigned hereby appoints Mary Jane Johnson and Cathy J. Welch, or either of them, proxies, with power of substitution, to vote the shares of common stock of Comprehensive Care Corporation, which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders on December 15, 2000, and any adjournment thereof, as follows:

(1) PROPOSAL 1: Election of Director:

    [ ] FOR the election as a director the following:

    Class I: Nominee for a 3-year term expiring in the year 2003: Mary Jane
             Johnson

    [ ]  WITHHOLD AUTHORITY to elect the nominee listed above.

(2) With discretionary power in the transaction of such other business as may properly come before the annual meeting.

                           (Continued on other side)

                          (Continued from other side)

    THIS PROXY, PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREON. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE 2000 ANNUAL MEETING.

                                                  Dated:                  , 2000
                                                     ----------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature (if held jointly)
                                                  Title or authority (if
                                                  applicable)

                                                  NOTE: Please sign exactly as
                                                  name appears hereon. If shares
                                                  are registered in more than
                                                  one name, the signatures of
                                                  all persons are required. A
                                                  corporation should sign in its
                                                  full corporate name by a duly
                                                  authorized officer, stating
                                                  his or her title. Trustees,
                                                  guardians, executors and
                                                  administrators should sign in
                                                  their official capacity,
                                                  giving their full title as
                                                  such. If a partnership, please
                                                  sign in the partnership name
                                                  by an authorized person.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.
         NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.